Exhibit 10.21
[COMPANY LETTERHEAD]

January 21, 2013
Dear Bob:
The purpose of this letter agreement (this “Agreement”) is to confirm important terms and conditions pertaining to your retirement, severance and transition services in regards to Clearwater Paper Corporation (the “Company”).
1.Transition Services: You will provide direct transition services to the Company through your last active day of employment including any vacation time (“Final Employment Day”), which will be on or about June 30, 2013, and thereafter as reasonably requested by the Company through the Severance Pay Period (defined below).
2.    Base Compensation and Benefits: Your base salary, Long-Term Incentive Plan target percentage and Annual Incentive Plan target percentage as of December 31, 2012, shall remain in effect through your Final Employment Day. During this time, you will remain a participant in the Company’s employee welfare, benefit, and retirement plans and programs, including retirement and supplemental retirement plans, on the same basis as generally applicable to the other senior executives of the Company.
3.    Company Consideration:
(a)    In consideration and as material inducement to your signing of this Agreement, and in lieu of the “Severance Payments” as described in the Company’s Executive Severance Plan (the “Plan”), the Company will pay you cash severance payments equal to two (2) years of pay at your most recent base rate of pay, said amount to be paid in installments over two (2) years following your Final Employment Day (the “Severance Pay Period”) at regular intervals (no less frequently than monthly).
(b)    By signing this Agreement, you waive all rights to the Severance Payments under the Plan in exchange for the consideration to be paid pursuant to Section 3(a) above. Subject to the foregoing sentence, this Agreement shall not affect your rights or obligations under the Plan.
4.    Covenants: In full consideration and as material inducement to the Company’s signing of this Agreement, you agree as follows:
(a)    Confidential Information
(i)    You agree that, both during and after your employment, you will refrain from any unauthorized use or disclosure of any Confidential Information belonging to the Company; provided, however, that two (2) years after your Final Employment Day the restrictions set forth in this Section 4(a) shall not apply to any information or materials that do not constitute or embody a trade secret under the law of the State of Washington.
(ii)    You agree that, as used in this Agreement, the term “Confidential Information” means any information (whether in written, electronic, or other form) relating to the Company’s business (including, but not limited to, information relating to the Company’s designs, business plans or strategies, business opportunities, finances, gross or net profit margins, product development, manufacturing techniques, and customer vendor information) which: (i) is or has been disclosed to you (or of which you became aware) as a consequence of or through your relationship with the Company, (ii) has value to the Company or would be of value (actual or potential) to a competitor of the Company, and (iii) is not generally known, or readily available by lawful means, to the Company’s competitors. Confidential information shall not include any information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by you without authorization) or that has been independently developed or disclosed by others, or that has entered the public domain through lawful means.
(b)    Noncompetition
    You agree that during the Severance Pay Period, you will not, without the prior written consent of the Company, directly or indirectly, engage in, whether as an owner, consultant, employee, or otherwise, activities competitive with that of the Company in any state, province or like geography where the Company does business on your Final Employment Day.
(c)    Nonsolicitation
(i)    You agree that during the Severance Pay Period, you will not, without the prior written consent of the Company, directly or indirectly, solicit for employment, offer, or cause to be offered employment, either on a full time, part-time or consulting basis, to any person who was employed by the Company on your Final Employment Day and with whom you had regular contact during the course of your employment by the Company.
(ii)    You agree that during the Severance Pay Period, you will not, without the prior written consent of the Company, directly or indirectly, (A) solicit or divert on behalf of, or appropriate to, any competitor of the Company, or (B) attempt to solicit or divert on behalf of, or appropriate to, any competitor of the Company, any business from any customer or actively sought prospective customer of the Company with whom you have dealt, whose dealings with the Company have been supervised by you or about whom you have had confidential information in the course of your employment.
(d)    Injunctive Relief
You agree that the foregoing restrictions listed in this Section 4 are reasonable, will not preclude you from finding gainful employment, and are necessary to protect the goodwill, Confidential Information, and other protectable business interests of the Company. You acknowledge that a material breach by you of any provision of this Section 4 will cause the Company irreparable injury that cannot be adequately remedied by monetary damages. Accordingly, you agree that in the event of a breach or threatened breach of this Section 4, the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction without the necessity of posting bond or proving the inadequacy of monetary damages.

5.    Complete and Full General Release of All Claims: In consideration for the benefits set out herein, you, for yourself and your heirs, successors and assigns, hereby unconditionally and forever release and discharge the Company, its parent, subsidiaries, and affiliated companies, their respective predecessors, successors, assigns, affiliates, parents, and subsidiaries, and their respective past and present directors, officers, managers, employees, agents, and representatives (the “Released Parties”), from any and all claims, whether known or not, including but not limited to, claims, rights, or amounts for attorneys’ fees, wages, debts or damages of any kind arising out of, but not limited to, your hiring by, employment with, treatment by or planned separation of employment with the Company. This Agreement and General Release applies to all claims and causes of action including, but not limited to, claims arising under the Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefits Protection Act, the Family and Medical Leave Act of 1993, and any other federal, state or local law or regulation of whatever kind, or any theory of contract or tort based on events occurring prior to the execution of this Agreement. Notwithstanding the foregoing, this Section 5 expressly does not include a release of any claims that cannot be released hereunder by law.
You further acknowledge that you have reported any and all work-related injuries or illnesses that you have incurred or suffered to date.

6.    Recoupment: Notwithstanding any other provisions in this Agreement to the contrary, you acknowledge and agree that you will be subject to recoupment policies adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed.
7.    Assignment and Successors: This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you. The Company may assign this Agreement (a) to any corporation resulting from any merger, consolidation or other reorganization to which the Company is a party; (b) any corporation, partnership, association or other person to which the Company may transfer all or substantially all of the assets and business of the Company existing at such time; or (c) any subsidiary, parent or other affiliate of the Company. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns.
8.    Withholding: The Company may withhold from any payment that is required to be made under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law and all payments hereunder shall be subject to applicable deductions.
9.    Revocation: You acknowledge that for a period of seven (7) days following the date on which you sign this Agreement, you may revoke this Agreement and that this Agreement will not become effective or enforceable until the seven‑day revocation period has expired without your revoking it. Revocation may only be effected by delivering a written notice of revocation to:

David Douglas
Clearwater Paper Corporation
601 W. Riverside Avenue
Suite 1100
Spokane, WA, 99201

To be effective, the revocation must be received by the Company no later than the seventh (7th) day after you sign this Agreement. You acknowledge that if you revoke this Agreement, it shall not be effective or enforceable, and you shall not be entitled to any of the payments or other benefits to be paid or provided pursuant to this Agreement.
10.    Controlling Law: This Agreement shall be governed in all respects by the laws of the State of Washington, excluding any conflict-of-law rule that might refer the construction of the Agreement to the laws of another state or country. You consent to the exclusive jurisdiction of the state and federal courts located in Spokane County, Washington, for any action relating to this Agreement. You will not bring any action relating to this Agreement in any other court.
11.    Separability and Construction: If any provision of this Agreement is determined to be invalid, unenforceable, or unlawful by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect, and the provisions that are determined to be invalid, unenforceable, or unlawful will either be limited or reformed so that they will remain in effect to the fullest extent allowed by law.
12.    Waiver of Breach: No failure by any party to give notice of any breach of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver or relinquishment of that party’s rights, and no waiver or relinquishment of rights by any party at any one or more times will be deemed to be a waiver or relinquishment of such right or power at any other time or times.
13.    Entire Agreement/Modification in Writing: This Agreement together with the governing policies of the Company (each as it may be amended from time to time) constitute the entire understanding relating to the subject matter addressed herein and supersede any other prior agreement, whether written or oral. No addition to, or modification of, this Agreement shall be effective unless in writing and signed by both you and an authorized representative of the Company.

14.    Construction: Each party has reviewed, and has had the opportunity to have his or its counsel review, this Agreement and have been provided the opportunity to revise this Agreement, and, accordingly, the normal rule of construction providing for any ambiguities to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole and according to its fair meaning, not strictly for or against either party. Nothing in this Agreement is intended to or constitutes a guarantee of employment for a fixed or specific term, and the Company reserves the right to adopt, amend, discontinue, or otherwise alter its compensation, benefit, and human resources practices, policies, and programs at its discretion.
15.    Section 409A: To the fullest extent possible, amounts payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) including, but not limited to, being exempt from Section 409A:

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as short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4) (in general, a short-term deferral is an amount that is payable no later than March 15 of the year following the year in which the amount becomes due and payable); and

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as payments not qualifying as short-term deferrals, to the extent that the payments do not exceed two times the lesser of (1) your annualized rate of pay for 2012 or (2) $255,000, and such payments are made no later than December 31 of the second calendar year following the year of your Separation from Service.

For purposes of complying with these exemptions (and for purposes of complying with Section 409A if and to the extent such compliance is required), each installment of the payments described in Section 3(a) of this Agreement shall be deemed a separate payment.
If and to the extent that any payments under this Agreement do not qualify for an exemption from Section 409A, this Agreement shall be administered to comply with the applicable requirements of Section 409A with respect to such amounts.
16.    Acknowledgments:
(a)    You represent and acknowledge that you have been advised hereby in writing to consult with an attorney before signing this Agreement, and that you have had an opportunity to have an attorney review this Agreement prior to signing it.
(b)    You further acknowledge that you have been provided with a period of at least twenty-one (21) days within which to consider the Agreement, and that if you have executed this Agreement in less than twenty-one (21) days, it is because you have freely chosen to do so after carefully considering the terms of the Agreement and consulting with legal counsel. You understand and acknowledge that you must execute and deliver this Agreement to the Company by no later than February 13, 2013, and the revocation period described in Section 16(c) below must expire, before you are entitled to receive any of the payments or benefits described in Section 3 of this Agreement.
(c)    You represent and acknowledge that you have a period of at least seven (7) days following the execution of this Agreement in which to revoke this Agreement, and both you and the Company acknowledge and agree that this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired without you revoking it.
(d)    You represent and acknowledge that you have read this Agreement in its entirety, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily agrees to its terms and conditions. You also acknowledge and represent that, in exchange for this Agreement, you will be provided consideration that is valuable to you and is not anything to which you are already entitled.
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Bob, I hope this Agreement provides you with the level of security and incentive that will allow you to continue to contribute substantially to the success of the Company. Please sign below and return an executed original to me to indicate your acceptance of these terms. Again, we are pleased to have you as a continuing member of the team.
Sincerely,

/s/ Linda K. Massman
Linda K. Massman President and Chief Executive Officer

I, Robert P. DeVleming, have read, understand, accept and agree to the terms of this Agreement.

Signature: /s/ Robert P. DeVleming            Date:_2/12/13__________

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